Exhibit 10.1

AMENDMENT NO. 1
TO THE PROTARA THERAPEUTICS, INC.
2024 EQUITY INCENTIVE PLAN, AS AMENDED

THIS AMENDMENT NO. 1 to the Protara Therapeutics, Inc. 2024 Equity Incentive Plan, as Amended (the “Plan”) is approved by the Board of Directors of Protara Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (the “Company”) as of April 8, 2026 to be effective as set forth herein.

WHEREAS, the Company previously established the Plan; and

WHEREAS, the Company now desires to amend the Plan to increase (i) the aggregate number of shares of Company common stock (“Stock”) available for issuance under the Plan and (ii) the number of shares of Stock issued pursuant to incentive options under the Plan (collectively, the “Proposed Amendments”).

NOW, THEREFORE, the Plan is hereby amended, as follows:

Section 4.1(a) of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

(a) Limitation. At no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan (including pursuant to Incentive Options), nor the number of shares of Stock issued pursuant to Incentive Options, exceed 9,300,000 shares of Stock. Shares of Stock subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be granted under the Plan.

This Amendment No. 1 to the Plan is subject to approval by the stockholders of the Company at a meeting duly called for such purposes. The Proposed Amendments may not occur unless and until this Amendment No. 1 is approved by the stockholders. Except as hereby modified, the Plan shall remain in full force and effect.

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